Exhibit 99.1

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS ANNOUNCES RESIGNATION OF
ANDREW N. SCHIFF, M.D. FROM BOARD OF DIRECTORS
CHESTER, N.J. (June 22, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that Andrew N. Schiff, M.D., managing director, Aisling Capital LLC, has resigned as a member of the Board of Directors, effective June 16, 2006. Aisling Capital LLC manages the Perseus-Soros Biopharmaceutical Fund, LP. Dr. Schiff has served as a member of the Company’s Board since 2001. Dr. Schiff informed the Company that with the growth and success of Adams, he is now resigning in order to devote greater time to other investments managed by Aisling Capital LLC.
“Andrew ‘Drew’ Schiff is one of our long-time Board members and we thank him for his many contributions in helping guide the Company through important issues over the years,” said Michael J. Valentino, president and CEO. “We are considering other potential Board candidates and will fill the vacancy created by Drew’s departure in due course,” Valentino added.
Chairman of the Board Steven A. Elms, who is also with Aisling Capital LLC, remains on the Company’s Board.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.